Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOUTHPORT ACQUISITION CORPORATION

June 9, 2023

Southport Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The name of the Corporation is “Southport Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2021 (the “Original Certificate”).

2.            An Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on December 13, 2021.

3.            This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

4.            This Amendment has been approved and declared advisable by the Board of Directors of the Corporation, and was duly adopted by the affirmative vote of the holders of 65% of the common stock of the Corporation entitled to vote at a meeting of stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5.            This Amendment shall become effective on the date of filing with the Secretary of State of Delaware.

6.            The text of Section 9.1(b) of Article IX is hereby restated and amended in its entirety to read as follows:

(b)	Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 24, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for withdrawals of interest earned on the funds held in the Trust Account to the extent necessary to pay the Corporation’s taxes (“Permitted Withdrawals”), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of one hundred percent (100%) of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 14, 2023 (or March 14, 2024 at the election of the Board, in six separate one-month extensions) (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to provide Public Stockholders with the opportunity to have their Offering Shares redeemed in connection with an initial Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Class A Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

7.            The text of Section 9.2(d) of Article IX is hereby restated and amended in its entirety to read as follows:

(d)	In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter subject to lawfully available funds therefor, redeem one hundred percent (100%) of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account (net of Permitted Withdrawals and up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

8.            The text of Section 9.7 of Article IX is hereby restated and amended in its entirety to read as follows:

If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to provide Public Stockholders with the opportunity to have their Offering Shares redeemed in connection with an initial Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (B) with respect to any other provision of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

[Signature page follows]

IN WITNESS WHEREOF, Southport Acquisition Corporation has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

[Signature Page to Amendment to Amended and Restated Certificate of Incorporation]